EXHIBIT

B

PRIOR PERFORMANCE TABLES

OF

SPONSORS AN AFFILIATES

OF

CBCI INCOME AND GROWTH FUND, LLC













1. EXPERIENCE IN RAISING AND INVESTING FUNDS

The following table provides information at December 31, 2001 as to the experience of the Managing Members and their Affiliates in raising and investing funds with respect to prior programs.






2. OPERATING EXPERIENCE OF PRIOR PROGRAMS

The following table provides information at December 31, 2001 as to the operating results of prior programs of the Managing
Members and their Affiliates.






3. CURRENT STATUS OF PROPERTIES

The following table provides information at December 31, 2001 as to the status of prior programs operated by the Managing Members and their Affiliates.






B-1